UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2019

EYENOVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-38365		47-1178401
(Commission File Number)		(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 917-289-1117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Executive Officer Employment Agreements

Effective February 15, 2019, Eyenovia, Inc. (the “Company”) entered into an executive employment agreement (each, an “Employment Agreement” and collectively, the “Employment Agreements”) with Tsontcho Ianchulev, its Chief Executive Officer and Chief Medical Officer, John Gandolfo, its Chief Financial Officer, Jennifer Clasby, its Vice President, Clinical Operations, Luke Clauson, its Vice President, Research and Development and Manufacturing, and Michael Rowe, its Vice President, Marketing (each, an “Executive”).

Under the terms of each Employment Agreement, the Company must pay Dr. Ianchulev, Messrs. Gandolfo, Clauson and Rowe, and Ms. Clasby base salaries at rates of not less than $450,000, $366,000, $307,000, $275,000, and $279,000 per year, respectively. Each Executive is eligible to receive an annual cash bonus, based upon the achievement of pre-established annual individual and Company objectives determined by the Company’s board of directors or its compensation committee. Additionally, each Executive is eligible to receive equity award grants pursuant to the terms and conditions of the Company’s 2018 Omnibus Stock Incentive Plan, or such other type of plan as in effect at such time, subject to the terms of an equity agreement as approved by the board of directors or compensation committee.

Each of the Employment Agreements provides that if the Executive’s employment is terminated by the Company without “Cause” or the Executive suffers an Involuntarily Termination (each as defined in the Employment Agreements), provided that the Executive has signed a full release of all claims, the Executive will be entitled to receive: (i) severance pay equal to three months of his or her then-current base salary, and (ii) a reimbursement for health insurance benefits under COBRA for the Executive and his or her spouse and dependents for a period of three months or until the Executive becomes eligible for comparable insurance benefits from another employer, whichever is earlier.

Each of the Employment Agreements also provides that if within 12 months following any Corporate Transaction (as defined in the Employment Agreements) of the Company, if the Executive’s employment is terminated by the Company without Cause or the Executive suffers an Involuntary Termination, provided that the Executive has signed a full release of all claims, the Executive will be entitled to receive, in lieu of what is described in the above paragraph: (i) severance pay equal to 12 months of his or her then-current base salary, and (ii) a reimbursement for health insurance benefits under COBRA for the Executive and his or her spouse and dependents for a period of 12 months or until the Executive becomes eligible for comparable insurance benefits from another employer, whichever is earlier.

The foregoing summary of the material terms of the Employment Agreements is qualified in its entirety by the full and complete terms of the Employment Agreements with each of Dr. Ianchulev, Messrs. Gandolfo, Clauson and Rowe, and Ms. Clasby, copies of which are attached hereto as Exhibits 10.16, 10.17, 10.18, 10.19, and 10.20, respectively.

Executive Officer Nondisclosure Agreements

In connection with, and as part of each Executive Agreement as an exhibit thereto, the Company entered into a nondisclosure, assignment of inventions and noncompetition agreement (the “Nondisclosure Agreement”) with each of the Executives. The Nondisclosure Agreement provides for certain non-competition and non-solicitation of customers, employee restrictions during each Executive’s employment and for a period of 3 months (following any termination without Cause or Involuntary Termination) and 12 months (following any termination without Cause or Involuntary Termination following a Corporate Transaction), in addition to other customary terms, including provisions covering non-disclosure obligations and assignment of inventions covenants.

The foregoing summary of the material terms of the Nondisclosure Agreement is qualified in its entirety by the full and complete terms of the Nondisclosure Agreement, a form of which is attached hereto as Exhibit 10.21.

Dr. Ianchulev Option Vesting

On February 13, 2019, the board of directors of the Company approved the acceleration and immediate vesting of 124,210 non-qualified stock options originally granted to Dr. Ianchulev on July 24, 2018 in connection with his employment.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.16	Executive Employment Agreement, dated February 15, 2019, by and between the Company and Tsontcho Ianchulev.

10.17	Executive Employment Agreement, dated February 15, 2019, by and between the Company and John Gandolfo.

10.18	Executive Employment Agreement, dated February 15, 2019, by and between the Company and Luke Clauson.

10.19	Executive Employment Agreement, dated February 15, 2019, by and between the Company and Michael Rowe.

10.20	Executive Employment Agreement, dated February 15, 2019, by and between the Company and Jennifer Clasby.

10.21	Form of Nondisclosure, Assignment of Inventions and Noncompetition Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: February 19, 2019	By:	/s/ John Gandolfo
Name: John Gandolfo
Title: Chief Financial Officer